EXHIBIT 99.1

Enochian BioSciences Announces Findings From A Rigorous Internal Review of Scientific Data

LOS ANGELES July 01, 2022 (NASDAQ: ENOB)—In recent days, Enochian BioSciences (the Company) has conducted a rigorous internal review of scientific data to give partners and investors a clear understanding of the Company’s pipelines.

The results of this investigation verified key primary data for the Company’s HIV and cancer pipelines. The investigation also verified the primary data from an animal model with intravenous delivery of a potential treatment for COVID-19 that was conducted by an independent, external scientific leader in the field and presented at the Conference on Retroviruses and Opportunistic Infections in March 2021. These data, combined with similar promising data for the treatment of Hepatitis B Virus (HBV), were the basis for the Company’s acquisition of the COVID-19 and influenza intellectual property.

However, during the review, the Company discovered that former scientific advisor Serhat Gumrukçu altered two different sets of animal data generated by third-party research institutions before Enochian’s scientists had a chance to review. One data set was for an inhaled COVID-19 treatment study while the other was for an HBV therapy study. As a result, the Company will initiate legal action against Gumrukçu over the falsified data.

While the investigation verified the source and scientific foundation of the HIV and cancer pipelines, and certain data from the COVID-19 and HBV pipelines, the Company is extremely concerned and disappointed to learn that non-clinical data for those two pipelines were altered. The Company is evaluating its internal controls regarding the review and verification of external scientific data and will modify as appropriate.

Enochian BioSciences remains focused on working to solve some of the world’s greatest public health threats. Prominent scientific leaders have recognized the Company’s approach and are working to carry out key studies. At no time has any former or current Enochian management or scientist in its employment, or scientists associated with presentations at scientific conferences, directly expressed or documented any concern about the veracity of any data to the Board or any member of senior management. Enochian will continue to make strategic business decisions to not only maximize shareholder value, but also meet key benchmarks in the advancement of its promising therapies.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioSciences’ most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Media Contact: enob@hamiltonps.com

Source: Enochian Biosciences

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